UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2021

Commission File Number: 000-56142

Everything Blockchain, INC.
(Exact name of registrant as specified in charter)

Delaware	82-1091922
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3027 US HIGHWAY 17, FLEMING ISLAND, FL	32003
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number 321-802-2474

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

As used in this report, the terms “Company,” “our company,” “us,” “Everything Blockchain”, “we” and “our” refer to Everything Blockchain, Inc. unless the context requires otherwise

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

a) Resignation of Paul Rosenberg

On October 23, 2021, Paul Rosenberg resigned as a Director of Everything Blockchain Inc. (the “Company”), effective immediately. Mr. Rosenberg’s resignation was not the result of any disagreement between him and the Company, Board of Directors or any committee of the Board of Directors of the Company on any matter.

b) Appointment of Eric Jaffe

On October 23, 2021, the majority of shareholders of Everything Blockchain, Inc., elected to appoint Mr. Eric Jaffe as the Company’s Director to fulfill the vacant Director of the Board following the resignation of Paul Rosenberg.

Mr. Jaffe while continuing to serve as the Company’s Chief Executive Officer, will bring a wealth and expertise and provide a direct link between management and the Board of Directors. Eric Jaffe is an industry leading technology professional. His experience has focused on the manufacturing, legal, non-profit, blockchain and technology industries. He has grown companies from start-up to successful acquisition that have grown into national leaders in their space. He orchestrated 11 technology company acquisitions merging into one Company which continues to be on the forefront of emerging technologies. He was an early adopter of Bitcoin and blockchain having championed it and created companies around it since 2015. He is a graduate of Florida International University with a degree in Business Management and carries multiple technological certifications.

Item 9.01 Financial Statements and Exhibits.

d) The following exhibit is being filed herewith:

Exhibit No.	Exhibit Description
99.1	Mr. Rosenberg’s Resignation Letter, dated October 23, 2021.

99.2	Press Release, dated October 26, 2021.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERYTHING BLOCKCHAIN, INC.

Date: October 26, 2021	By:	/s/ Eric Jaffe
Eric Jaffe
Chief Executive Officer

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